July 10, 2024

State Street Bank and Trust Company

2495 Natomas Park Drive

Sacramento, California, 95833 USA

Attention: Andrea Sharp, Relationship Management

Re:	TCW Funds Inc. – Additional Portfolio

Ladies and Gentlemen:

Please be advised that the undersigned TCW FUNDS, INC., a company organized under the laws of the State of Maryland (the “Fund”) has established a new portfolio in addition to the Portfolios set forth on Appendix A of the Custodian Agreement (defined below), to be known as TCW Central Cash Fund (the “Additional Portfolio”).

Pursuant to the Custodian Agreement, dated as of June 29, 2007 (as amended, supplemented or otherwise modified from time to time, the “Custodian Agreement”), by and between the Fund and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”), the undersigned Fund hereby requests that State Street act as Custodian for the Additional Portfolio under the terms of the Custodian Agreement, effective as of the Effective Date below. In connection with such request, the undersigned Fund hereby (a) agrees that the Additional Portfolio shall become subject to the terms and conditions of the Custodian Agreement to the same extent as the existing Portfolios, and (b) reconfirms its representations and warranties set forth in the Custodian Agreement.

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Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

TCW FUNDS, INC.

By:	/s/ Peter Davidson
Name: Peter Davidson
Title: Vice President and Secretary

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp

Name: Andrea E. Sharp
Title: Managing Director
Effective Date: July 10, 2024

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